Exhibit 99.4

CONSENT OF NOLAN D. ARCHIBALD

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of The Stanley Works (“Stanley”), and all amendments thereto (the “Registration Statement”), as a person who is to become a director of Stanley upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger dated as of November 2, 2009, among The Black & Decker Corporation, Stanley and Blue Jay Acquisition Corp.), and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Nolan D. Archibald
Nolan D. Archibald

Date: February 2, 2010